Exhibit 99.1
WATTENBERG ASSETS
INDEX TO FINANCIAL STATEMENTS

Page
Independent Auditors’ Report	2

Statements of income for the six months ended June 30, 2010 (unaudited) and	3
for the year ended December 31, 2009

Balance sheet as of June 30, 2010 (unaudited) and December 31, 2009	4

Statements of parent net equity for the six months ended June 30, 2010 (unaudited) and	5
for the year ended December 31, 2009

Statements of cash flows for the six months ended June 30, 2010 (unaudited) and	6
for the year ended December 31, 2009

Notes to financial statements	7

Independent Auditors’ Report
The Board of Directors and Unitholders
Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):
We have audited the accompanying balance sheet of Western Gas Partners, LP’s Wattenberg Assets, as defined in Note 1 to the financial statements, as of December 31, 2009, and the related statements of income, parent net equity and cash flows for the year ended December 31, 2009. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western Gas Partners, LP’s Wattenberg Assets as of December 31, 2009, and the results of its operations and its cash flows for the year ended December 31, 2009 in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Houston, Texas
September 29, 2010

WATTENBERG ASSETS
STATEMENTS OF INCOME
(in thousands)

	Six Months Ended	Year Ended
	June 30, 2010	December 31, 2009
	(unaudited)
Revenues – affiliates
Natural gas gathering	$16,679	$32,065
Natural gas, natural gas liquids and condensate sales	26,902	26,158

Total revenues – affiliates	43,581	58,223

Revenues – third parties
Natural gas gathering	10,218	20,540
Natural gas, natural gas liquids and condensate sales	11,332	23,328
Other	—	346

Total revenues – third parties	21,550	44,214

Total revenues	65,131	102,437

Operating expenses (a)
Cost of product	16,536	22,620
Operation and maintenance	15,693	28,922
General and administrative	2,091	4,147
Property and other taxes	1,700	3,273
Depreciation and amortization	8,093	15,694

Total operating expenses	44,113	74,656

Operating income	21,018	27,781
Interest income, net – affiliates	32	180
Other income, net	—	7

Income before income taxes	21,050	27,968

Income tax expense	8,002	10,632

Net income	$13,048	$17,336

(a)	Operating expenses include amounts charged by affiliates to the Partnership’s Wattenberg Assets, as defined in Note 1—Description of Business and Basis of Presentation, for services as well as amounts paid by affiliates to third parties on behalf of the Partnership’s Wattenberg Assets. Cost of product expenses include product purchases from affiliates of $9.3 million and $9.9 million for the six months ended June 30, 2010 and for the year ended December 31, 2009, respectively. Operation and maintenance expenses include charges from affiliates of $5.3 million and $9.3 million for the six months ended June 30, 2010 and for the year ended December 31, 2009, respectively. General and administrative expenses include charges from affiliates of $2.1 million and $4.1 million for the six months ended June 30, 2010 and for the year ended December 31, 2009, respectively. See Note 3—Transactions with Affiliates.
See accompanying notes to the financial statements.

WATTENBERG ASSETS
BALANCE SHEET
(in thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets
Accounts receivable	$4,632	$5,124
Natural gas imbalance receivables	87	—
Deferred income taxes	668	778
Other current assets	96	98

Total current assets	5,483	6,000

Property, plant and equipment
Cost	457,285	414,142
Less accumulated depreciation	53,414	46,531

Net property, plant and equipment	403,871	367,611

Goodwill	26,100	26,100

Total assets	$435,454	$399,711

LIABILITIES AND PARENT NET EQUITY
Current liabilities
Accounts payable	$2,788	$3,133
Natural gas imbalance payables	—	202
Accrued ad valorem taxes	1,700	3,273
Accrued liabilities	4,809	2,293

Total current liabilities	9,297	8,901

Long-term liabilities
Deferred income taxes	122,262	124,398
Asset retirement obligations and other liabilities	41,455	40,898

Total long-term liabilities	163,717	165,296

Total liabilities	173,014	174,197

Commitments and contingencies (Note 9)	—	—

Parent net equity	262,440	225,514

Total liabilities and parent net equity	$435,454	$399,711

See accompanying notes to the financial statements.

WATTENBERG ASSETS
STATEMENTS OF PARENT NET EQUITY
(in thousands)

	Six Months Ended	Year Ended
	June 30, 2010	December 31, 2009
	(unaudited)
Beginning balance	$225,514	$232,382

Net income	13,048	17,336

Net contributions from (distributions to) Parent	23,878	(24,204)

Ending balance	$262,440	$225,514

See accompanying notes to the financial statements.

WATTENBERG ASSETS
STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended	Year Ended
	June 30, 2010	December 31, 2009
	(unaudited)
Cash flow from operating activities
Net income	$13,048	$17,336
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,093	15,694
Deferred income taxes	(2,026)	(2,421)
Changes in assets and liabilities:
Decrease in accounts receivable	492	2,746
Increase in natural gas imbalance receivables	(87)	—
Decrease in accounts payable, accrued liabilities and natural gas imbalance payables	(2,157)	(2,446)
Decrease in other items, net	(642)	(1,606)

Net cash provided by operating activities	16,721	29,303
Cash flow from investing activities
Capital expenditures	(40,599)	(5,099)

Net cash used in investing activities	(40,599)	(5,099)
Cash flow from financing activities
Net contributions from (distributions to) Parent	23,878	(24,204)

Net cash provided by (used in) financing activities	23,878	(24,204)

Net increase in cash	—	—
Cash at beginning of period	—	—

Cash at end of period	$—	$—

See accompanying notes to the financial statements.

Notes to the financial statements of the Wattenberg Assets
1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
The accompanying financial statements and related notes present the financial position, results of operations, parent net equity and cash flows of certain midstream assets acquired by Western Gas Partners, LP (the “Partnership”) from affiliates of Anadarko Petroleum Corporation. Specifically, the acquisition consisted of a 100% ownership interest in Kerr-McGee Gathering LLC, which owns the Wattenberg gathering system and related facilities, including the Fort Lupton processing plant. These assets, located in the Denver-Julesburg Basin, north and east of Denver, Colorado, are referred to collectively as the “Wattenberg Assets,” and the acquisition is referred to as the “Wattenberg Acquisition.” See Note 10—Subsequent Events, for more information.
The Wattenberg Assets primarily provide gathering and processing services. Anadarko Petroleum Corporation acquired the Wattenberg Assets in connection with its August 10, 2006 acquisition of Kerr-McGee Corporation. For purposes of these financial statements, the “Partnership” refers to Western Gas Partners, LP and its consolidated subsidiaries; “Anadarko” or “Parent” refers to Anadarko Petroleum Corporation and its consolidated subsidiaries, excluding the Partnership; and “affiliates” refers to wholly owned and partially owned subsidiaries of Anadarko, excluding the Partnership.
These financial statements were prepared in connection with the Partnership’s acquisition of the Wattenberg Assets from Anadarko and incorporate the activities and account balances of the Wattenberg Assets as reflected in the historical cost-basis accounts of the Parent, with certain adjustments made in order to reasonably reflect substantially all of the costs of doing business. These adjustments required the use of management’s assumptions, allocations and estimates.
The accompanying financial statements and notes thereto were prepared for the purpose of complying with Securities Exchange Commission (the “SEC”) rules and regulations, including but not limited to Regulation S-X, Article 3, General Instructions as to Financial Statements, and Staff Accounting Bulletin (“SAB”) Topic 1-B, Allocation of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity. Certain expenses incurred by the Parent were only indirectly attributable to the Wattenberg Assets. In connection with the Wattenberg Acquisition by the Partnership, agreements between Anadarko and the Partnership became effective for the Wattenberg Assets either on July 1, 2010, the effective date for accounting purposes, or on August 2, 2010, the closing date. These agreements materially affected certain items related to the Wattenberg Assets, primarily general and administrative expense and settlements of affiliate-based transactions. In addition, the Partnership entered into a 10-year, fee-based gathering agreement with Anadarko for all of its affiliate throughput on the Wattenberg Assets. Beginning with the Partnership’s quarterly report on form 10-Q for the quarter ending September 30, 2010, the Wattenberg Assets will be consolidated by the Partnership, which generally is not subject to federal or state income tax, other than Texas margin tax, thereby substantially eliminating the applicability of entity-level federal income taxation for income attributable to the Wattenberg Assets with respect to periods including and subsequent to the August 2, 2010 closing date. Accordingly, these financial statements are not indicative of the actual results of operations that would have occurred if the Wattenberg Assets had been operated separately during the periods reported and are also not indicative of future results of operations. Transactions between the Wattenberg Assets and the Parent have been identified in the financial statements as transactions between affiliates. The allocations and related estimates and assumptions are more fully described in Note 2—Summary of Significant Accounting Policies and Note 3—Transactions with Affiliates.
The information furnished herein reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of financial position as of June 30, 2010 (unaudited) and December 31, 2009 and for the results of operations, changes in parent net equity and cash flows for the six months ended June 30, 2010 (unaudited) and for the year ended December 31, 2009.

Notes to the financial statements of the Wattenberg Assets
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of estimates
To conform to accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the amounts reported in the financial statements and the notes thereto. These estimates are evaluated on an ongoing basis, utilizing historical experience and other methods considered reasonable in the particular circumstances. Although these estimates are based on management’s best available knowledge at the time, actual results may differ.
Effects on the Wattenberg Assets’ business, financial position and results of operations resulting from revisions to estimates are recognized when the facts that give rise to the revision become known. Changes in facts and circumstances or discovery of new facts or circumstances may result in revised estimates and actual results may differ from these estimates.
Fair value
The fair value measurement standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three levels of the fair value hierarchy are as follows:
Level 1 — inputs represent quoted prices in active markets for identical assets or liabilities.
Level 2 — inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (for example, quoted market prices for similar assets or liabilities in active markets or quoted market prices for identical assets or liabilities in markets not considered to be active, inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs).
Level 3 — inputs that are not observable from objective sources, such as management’s internally developed assumptions used in pricing an asset or liability (for example, an estimate of future cash flows used in management’s internally developed present value of future cash flows model that underlies the fair value measurement).
Nonfinancial assets and liabilities initially measured at fair value include impaired long-lived assets (asset groups), goodwill impairment, initial recognition of asset retirement obligations and initial recognition of environmental obligations assumed in a third-party acquisition.
Financial instruments included in the accompanying financial statements include accounts receivable and accounts payable. The carrying value of accounts receivable and accounts payable approximates their fair value due to the short-term nature of these items. Impairment analyses for long-lived assets, goodwill impairments and initial recognition of asset retirement obligations and environmental obligations utilize Level 3 inputs.
Property, plant and equipment
Property, plant and equipment are stated at the lower of historical cost less accumulated depreciation or fair value if impaired. All construction-related direct labor and material costs are capitalized. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs, replacements and major maintenance projects that do not extend the useful life or increase the expected output of property, plant and equipment is expensed as incurred.

Notes to the financial statements of the Wattenberg Assets
Depreciation is computed over the asset’s estimated useful life using the straight-line method, based on estimated useful lives and salvage values of assets. Uncertainties that may impact these estimates include, among others, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements; economic conditions and supply and demand in the area. When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.
Management evaluates the ability to recover the carrying amount of long-lived assets and determines whether such long-lived assets have been impaired. Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense.
Fair value represents the estimated price between market participants to sell an asset in the principal or most advantageous market for the asset, based on assumptions a market participant would make. When warranted, management assesses the fair value of long-lived assets using commonly accepted techniques and may use more than one source in making such assessments. Sources used to determine fair value include, but are not limited to, recent third-party comparable sales, internally developed discounted cash flow analyses and analyses from outside advisors. Significant changes, such as changes in contract rates or terms, the condition of an asset, or management’s intent to utilize the asset, generally require management to reassess the cash flows related to long-lived assets. A reduction of carrying value of fixed assets would represent a Level 3 fair value measure. No impairment expense was recognized for the six months ended June 30, 2010 or for the year ended December 31, 2009.
Goodwill
Goodwill included in the financial statements represents the portion of Anadarko’s gathering and processing reporting unit goodwill attributed to the Wattenberg Assets and acquired by the Partnership. Management evaluates whether goodwill has been impaired annually as of October 1, unless facts and circumstances make it necessary to test more frequently. The impairment test requires an allocation of goodwill and all other assets and liabilities to business levels referred to as reporting units. The Wattenberg Assets’ goodwill is a portion of the goodwill attributed to one reporting unit. The fair value of the reporting unit is determined and compared to the carrying amount of the reporting unit. If the fair value of the reporting unit exceeds its carrying amount, no further action is required. However, if the fair value of the reporting unit is less than its carrying value including goodwill, then the goodwill is written down to its implied fair value based on a hypothetical purchase price allocation through a charge to impairment expense. The reduced carrying value of goodwill would represent a Level 3 fair value measure.
No goodwill impairment was recognized for the six months ended June 30, 2010 or for the year ended December 31, 2009.
Asset retirement obligations
Management recognizes a liability based on the estimated costs of retiring tangible long-lived assets. The liability is recognized at the fair value measured using discounted expected future cash outflows of the asset retirement obligation when the obligation originates, which generally is when an asset is acquired or constructed. The carrying amount of the associated asset is increased commensurate with the liability recognized. The initial recognition of asset retirement obligations represents a Level 3 fair value measure. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. Subsequent to the initial recognition, the liability is also adjusted for any changes in the expected value of the retirement obligation (with a corresponding adjustment

Notes to the financial statements of the Wattenberg Assets
to property, plant and equipment) until the obligation is settled. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded for both the asset retirement obligation and the associated asset carrying amount. Revisions in estimated asset retirement obligations may result from changes in estimated inflation rates, discount rates, retirement costs and the estimated timing of settling asset retirement obligations.
Revenues and cost of product
Revenues include gathering and processing services pursuant to fee-based and keep-whole agreements and the sales of residue gas, condensate and NGLs. Under its fee-based agreements, the Wattenberg Assets earn a fixed fee per unit of the natural gas gathered and recognize revenues for its services at the time such services are performed. Revenues from fee-based agreements are reported in the line titled natural gas gathering in the statements of income. Proceeds from the sale of residue gas, NGLs and condensate are recognized as revenue upon transfer of title and are reported in the line titled natural gas, natural gas liquids and condensate sales in the statements of income.
The Wattenberg Assets purchase natural gas volumes at the wellhead for gathering and processing. As a result, the Wattenberg Assets have volumes of NGLs and condensate to sell and volumes of residue gas to either sell, use for system fuel or to satisfy keep-whole obligations. Depending upon specific contract terms, condensate and NGLs recovered during gathering and processing are either returned to the producer, or retained and sold. When condensate or NGLs are retained and sold, producers are kept whole for the condensate or NGL volumes through the receipt of a thermally equivalent volume of residue gas. Under these keep-whole agreements, the Wattenberg Assets recognize revenue for the sale of condensate and NGLs and the related purchases are recorded as cost of product.
During 2009, agreements were entered into with an affiliate of Anadarko whereby the affiliate purchases NGLs from the Wattenberg Assets, then sells such volumes to third parties. Previously, such NGLs were retained by the system and sold directly to third parties.
In connection with the Wattenberg Acquisition, the Partnership entered into a 10-year, fee-based gathering agreement with Anadarko effective on July 1, 2010 for all of its affiliate throughput on the Wattenberg Assets. The Partnership also entered into five-year commodity price swap agreements with Anadarko effective July 1, 2010 to mitigate exposure to commodity price volatility from the purchase of natural gas and the sale of residue gas, NGLs and condensate related to the Wattenberg Assets. See Note 10—Subsequent Events for more information.
Natural gas imbalances
The balance sheet includes natural gas imbalance receivables and payables resulting from differences in (i) gas volumes received into the Wattenberg Assets and (ii) gas volumes delivered by the Wattenberg Assets to customers or otherwise settled pursuant to the applicable contract terms. Natural gas imbalances that are subject to monthly cash settlement are valued according to the terms of the contract as of the balance sheet dates, and generally reflect market index prices. Other natural gas imbalances that are ultimately settled in-kind are valued at the weighted average cost of natural gas as of the balance sheet dates. Changes in natural gas imbalances are reported in other revenues or cost of product expense in the statements of income.
Environmental expenditures
Environmental expenditures related to conditions caused by past operations that do not generate current or future revenues are expensed. Environmental expenditures related to operations that generate current or future revenues are expensed or capitalized, as appropriate. The Partnership accrues for losses associated with environmental-remediation obligations when such losses are probable and can be reasonably estimated. Accruals for estimated losses from environmental-remediation obligations are recognized no later than the time of the completion of the remediation feasibility study. These accruals are adjusted as additional information becomes available or as

Notes to the financial statements of the Wattenberg Assets
circumstances change. Costs of future expenditures for environmental-remediation obligations are not discounted to their present value. See Note 9—Commitments and Contingencies—Environmental obligations.
Cash
The Parent provided cash as needed to support the Wattenberg Assets and collected cash from the services provided by the Wattenberg Assets. Consequently, the accompanying balance sheets do not include any cash balances. See Note 3—Transactions with Affiliates for information on the Parent’s centralized cash management process. Net cash paid to or received from the Parent is reflected as net contributions from or distributions to the Parent on the accompanying statements of parent net equity and cash flows.
Bad-debt reserve
A majority of the Wattenberg Assets’ revenues are from Anadarko, for which no credit limit is maintained. Management analyzes its exposure to bad debts on a customer-by-customer basis for the Wattenberg Assets’ third-party accounts receivable and may establish credit limits for significant third-party customers. There were no amounts recorded for bad-debt reserves for the Wattenberg Assets at June 30, 2010 or December 31, 2009.
Income taxes
The Wattenberg Assets are not subject to income tax as a stand-alone entity. The current federal and state income taxes included in these financial statements represent the Wattenberg Assets’ allocable share of Anadarko’s current federal and state income taxes. Deferred federal and state income taxes are provided on temporary differences between the financial statement carrying amounts of recognized assets and liabilities and their respective tax bases as if tax returns were filed for the Wattenberg Assets as a stand-alone entity.
New accounting standards
The Partnership adopted new guidance addressing subsequent events. The guidance does not change the Partnership’s accounting policy for subsequent events, but instead incorporates existing accounting and disclosure requirements related to subsequent events from auditing standards into generally accepted accounting principles (“GAAP”). This standard defines subsequent events as either recognized subsequent events (events that provide additional evidence about conditions at the balance sheet date) or nonrecognized subsequent events (events that provide evidence about conditions that arose after the balance sheet date). Recognized subsequent events are recorded in the financial statements for the current period presented, while nonrecognized subsequent events are not. Both types of subsequent events require disclosure in the financial statements if those financial statements would otherwise be misleading. Management has evaluated subsequent events through September 29, 2010, the date the financial statements were available to be issued.

Notes to the financial statements of the Wattenberg Assets
3. TRANSACTIONS WITH AFFILIATES
Affiliate transactions
The Wattenberg Assets provide natural gas gathering and processing services to Anadarko and a portion of the Wattenberg Assets’ expenditures is paid by or to Anadarko. Further, except for condensate and volumes taken in-kind by certain producers, an affiliate of Anadarko purchases residue gas and NGLs from the Wattenberg Assets. Each of these activities results in affiliate transactions.
Cash management
Anadarko operates a cash management system whereby excess cash from most of its subsidiaries, held in separate bank accounts, is swept into a centralized account. Sales and purchases related to the Wattenberg Assets’ third-party transactions were received or paid in cash by Anadarko within the centralized cash management system and were ultimately settled through an adjustment to parent net equity. Interest on outstanding net affiliate balances owed to the Wattenberg Assets was charged at a variable rate based on the Parent’s weighted average return on short-term investments (0.2% and 0.5% at June 30, 2010 and December 31, 2009, respectively). The outstanding affiliate balances were entirely settled through an adjustment to parent net equity in connection with the Wattenberg Acquisition.
Allocation of costs
The Wattenberg Assets do not have any employees. The employees supporting the operations of the Wattenberg Assets are employees of Anadarko. For the purpose of these financial statements, a portion of Anadarko’s general and administrative expenses has been allocated to the Wattenberg Assets in the form of a management services fee and included in the accompanying statements of income. The management services fee represents allocable costs, including compensation, benefits, pension and postretirement costs, associated with the provision of services for or on the behalf of the Wattenberg Assets by the Parent related to the following: (i) various business services, including, but not limited to, payroll, accounts payable and facilities management; and (ii) various corporate services, including, but not limited to, legal, accounting, treasury, information technology and human resources. General, administrative and management costs were allocated to the Wattenberg Assets based on their proportionate share of the Parent’s assets and revenues. Management considers these allocation methodologies to be reasonable.
Summary of affiliate transactions
Revenues from affiliates include amounts earned by the Wattenberg Assets from gathering services to Anadarko, as well as from the sale of residue gas and NGLs to Anadarko. Operating expenses include all amounts accrued or paid to affiliates for the operation of the Wattenberg Assets, whether in providing services to affiliates or to third parties, including field labor, measurement and analysis, and other disbursements. Affiliate expenses do not bear a direct relationship to affiliate revenues and third-party expenses do not bear a direct relationship to third-party revenues. For example, the Wattenberg Assets’ affiliate expenses are not necessarily those expenses attributable to generating affiliate revenues. Interest income, net reflects interest charged on net affiliate balances owed to the Wattenberg Assets. The following table summarizes affiliate transactions (in thousands):

	Six Months Ended	Year Ended
	June 30, 2010	December 31, 2009
	(unaudited)
Revenue — affiliates	$43,581	$58,223
Operating expenses — affiliates	16,725	23,297
Interest income, net — affiliates	32	180

Notes to the financial statements of the Wattenberg Assets
4. INCOME TAXES
Components of the Wattenberg Assets’ income tax expense (benefit) are as follows (in thousands):

	Six Months Ended	Year Ended
	June 30, 2010	December 31, 2009
	(unaudited)
Current income taxes
Federal	$8,806	$11,463
State	1,222	1,590

Total current income taxes	10,028	13,053

Deferred income taxes
Federal	(1,779)	(2,126)
State	(247)	(295)

Total deferred income taxes	(2,026)	(2,421)

Total income tax expense	$8,002	$10,632

The following table summarizes the reconciliation of the federal statutory tax rate to the effective tax rate for the Wattenberg Assets (in thousands, except percentages):

	Six Months Ended	Year Ended
	June 30, 2010	December 31, 2009
	(unaudited)
Income before income taxes	$21,050	$27,968
Statutory tax rate	35%	35%

Tax computed at statutory rate	7,368	9,789
State income taxes (net of federal benefit)	634	843

Income tax expense	$8,002	$10,632

Effective tax rate	38%	38%
The tax effects of temporary differences that give rise to deferred tax assets (liabilities) for the Wattenberg Assets at June 30, 2010 and December 31, 2009 are as follows (in thousands):

	June 30, 2010	December 31, 2009
	(unaudited)
Net current deferred income tax assets	$668	$778

Depreciable properties	(123,699)	(126,096)
Other	1,437	1,698

Net long-term deferred income tax liabilities	(122,262)	(124,398)

Total net deferred income tax liabilities	$(121,594)	$(123,620)

Notes to the financial statements of the Wattenberg Assets
5. CONCENTRATION OF CREDIT RISK
Revenues from Anadarko and certain third-party customers exceeded 10% of the Wattenberg Assets’ revenues for the six months ended June 30, 2010 and for the year ended December 31, 2009. The percentages of revenues from Anadarko and the Wattenberg Assets’ other customers are as follows:

	Six Months Ended	Year Ended
	June 30, 2010	December 31, 2009
	(unaudited)
Anadarko	67%	57%
Customer A	—%	13%
Customer B	19%	9%
Other	14%	21%

Total	100%	100%

6. PROPERTY, PLANT AND EQUIPMENT
A summary of the historical cost of the Wattenberg Assets’ property, plant and equipment is as follows (in thousands, except for estimated useful life):

	Estimated
	useful life	June 30, 2010	December 31, 2009
		(unaudited)
Gathering and processing systems	5 to 32 years	$452,446	$412,722
Assets under construction	n/a	4,527	1,161
Other	5 to 15 years	312	259

Total property, plant and equipment		457,285	414,142
Accumulated depreciation		53,414	46,531

Total net property, plant and equipment		$403,871	$367,611

The cost of property classified as “Assets under construction” is excluded from capitalized costs being depreciated. These amounts represent property elements that are works-in-progress and not yet suitable to be placed into productive service as of the balance sheet dates.
7. ACCRUED LIABILITIES
The following table provides the components of accrued liabilities (in thousands):

	June 30, 2010	December 31, 2009
	(unaudited)
Property accruals	$2,950	$397
Environmental obligations	830	830
Deferred income	650	650
Other	379	416
Total accrued liabilities	$4,809	$2,293

Notes to the financial statements of the Wattenberg Assets
8. ASSET RETIREMENT OBLIGATIONS
The following table provides a summary of changes in asset retirement obligations (in thousands):

	Six Months Ended	Year Ended
	June 30, 2010	December 31, 2009
	(unaudited)
Carrying amount of asset retirement obligations at beginning of period	$36,431	$38,233
Accretion expense	1,210	2,431
Revisions in estimates	—	(4,233)

Carrying amount of asset retirement obligations at end of period	$37,641	$36,431

Revisions in estimates for the year ended December 31, 2009 relate primarily to an increase in discount rates, partially offset by higher estimated costs.
9. COMMITMENTS AND CONTINGENCIES
Environmental obligations
The Wattenberg Assets are subject to various environmental-remediation and reclamation obligations arising from federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. As of June 30, 2010, the Wattenberg Assets’ balance sheet included an $830,000 current liability and $465,000 long-term liability for remediation and reclamation obligations, included in Accrued liabilities and Asset retirement obligations and other liabilities, respectively, on the balance sheet. As of December 31, 2009, the Wattenberg Assets’ balance sheet included an $830,000 current liability and $660,000 long-term liability for remediation and reclamation obligations. Management continually monitors the remediation and reclamation process and the liabilities recorded. Management believes there are currently no such matters that will have a material adverse effect on the Wattenberg Assets’ results of operations, cash flows or financial position.
Litigation and legal proceedings
From time to time, the Wattenberg Assets are involved in legal, tax, regulatory and other proceedings in various forums regarding performance, contracts and other matters that arise in the ordinary course of business. Management is not aware of any such proceedings for which a final disposition could have a material adverse effect on the Wattenberg Assets’ results of operations, cash flows or financial position.
Lease commitments
During June 2010, Kerr-McGee Gathering LLC purchased $37.5 million of previously leased compression equipment, terminating the lease and associated lease expense. Rent expense was approximately $3.8 million and $6.9 million for the six months ended June 30, 2010 and for the year ended December 31, 2009, respectively. The Wattenberg Assets’ remaining contractual lease obligations as of June 30, 2010 represent month-to-month leases for compression equipment.

Notes to the financial statements of the Wattenberg Assets
10. SUBSEQUENT EVENTS
Acquisition of Wattenberg Assets by Western Gas Partners, LP
On August 2, 2010, the Partnership acquired the Wattenberg Assets from Anadarko. The consideration paid by the Partnership consisted of (i) $473.1 million in cash, which was funded with $250.0 million of borrowings under a bank-syndicated unsecured term loan, $200.0 million of borrowings under the Partnership’s revolving credit facility, and $23.1 million cash on hand; as well as (ii) the issuance of 1,048,196 common units and 21,392 general partner units of the Partnership to affiliates of Anadarko. The $250.0 million term loan bears interest at LIBOR plus a margin ranging from 2.50% to 3.50% depending on the Partnership’s consolidated leverage ratio as defined in the term loan agreement.
In connection with the Wattenberg Acquisition, the Partnership entered into five-year commodity price swap agreements with Anadarko effective July 2010 to mitigate exposure to commodity price volatility that would otherwise be present as a result of the Partnership’s acquisition of the Wattenberg Assets. Specifically, the commodity price swap agreements fix the margin the Partnership will realize from the purchase of natural gas from third parties or the sale of residue gas, condensate or NGLs to third parties at the Wattenberg Assets. In this regard, the Partnership’s notional volumes for each of the swap agreements are not specifically defined; instead, the commodity price swap agreements apply to volumes equal in amount to the Partnership’s actual natural gas, condensate or NGL volumes purchased or sold at the Wattenberg Assets. Because the notional amounts are not fixed, the commodity price swap agreements do not satisfy the definition of a derivative financial instrument. The Partnership will recognize gains and losses on the commodity price swap agreements in the period in which the associated revenues are recognized. Below is a summary of the fixed prices on the Partnership’s commodity price swap agreements for the Wattenberg Assets.

		Year Ended December 31,
	2010(1)	2011	2012	2013	2014	2015(2)
			(per barrel)
Ethane	$17.33	$17.95	$18.21	$18.32	$18.36	$18.41
Propane	$42.56	$44.25	$45.23	$45.90	$46.47	$47.08
Iso butane	$55.95	$58.18	$59.51	$60.44	$61.24	$62.09
Normal butane	$49.28	$51.25	$52.40	$53.20	$53.89	$54.62
Natural gasoline	$65.57	$68.19	$69.77	$70.89	$71.85	$72.88
Condensate	$68.18	$70.97	$72.73	$74.04	$75.22	$76.47
			(per MMBtu)
Natural gas	$4.18	$4.89	$5.21	$5.37	$5.57	$5.96

(1)	Effective July 1, 2010.

(2)	Through June 30, 2015.
Affiliate gathering agreement
The Partnership entered into a 10-year, fee-based gathering agreement with Anadarko effective July 1, 2010 for all of its affiliate throughput on the Wattenberg Assets. Under the new gathering agreement, the Wattenberg Assets earn a fixed fee based on the volume of the natural gas it gathers and Anadarko retains its residue gas, condensate and NGLs.
Agreements with Anadarko
From and after the closing of the Wattenberg Acquisition and related transactions, the Wattenberg Assets are subject to the terms and conditions of various agreements between the Partnership and Anadarko, including the following:
•	an omnibus agreement, which provides for certain indemnifications, reimbursement for expenses paid by Anadarko on behalf of the Partnership and compensation to Anadarko for providing the Partnership with certain general and administrative services and insurance coverage;

Notes to the financial statements of the Wattenberg Assets
•	a services and secondment agreement, pursuant to which specified employees of Anadarko are seconded to the general partner to provide operating, routine maintenance and other services with respect to the assets owned and operated by the Partnership under the direction, supervision and control of the general partner;

•	a tax sharing agreement, pursuant to which the Partnership will reimburse Anadarko for the Partnership’s share of Texas margin tax borne by Anadarko as a result of the Wattenberg Assets’ results being included in a combined or consolidated tax return filed by Anadarko with respect to periods including and subsequent to August 2, 2010; and

•	other routine agreements with Anadarko or its subsidiaries that arise in the ordinary course of business for gathering services and other operational matters.
Change in tax status
From and after closing of the Wattenberg Acquisition, the Wattenberg Assets will be consolidated by the Partnership, which generally is not subject to federal income tax, thereby eliminating the applicability of entity-level federal income taxation for income attributable to the Wattenberg Assets with respect to periods including and subsequent to August 2, 2010. The Wattenberg Assets will be subject to Texas margin tax on the portion of the Partnership’s income from the Wattenberg Assets that is allocable to Texas.
Affiliated balances subsequent to acquisition
Prior to July 1, 2010, cash transactions attributable to the Wattenberg Assets were received or paid in cash by Anadarko within its centralized cash management system. In connection with the Wattenberg Acquisition, affiliate receivable and payable balances, net with Anadarko were settled through an adjustment to parent net equity. Subsequent to July 1, 2010, the Partnership cash-settles transactions directly with third parties and Anadarko, including transactions attributable to the Wattenberg Assets, and no interest is charged or earned on affiliate balances other than balances associated with loan agreements.